Exhibit 8.1

SULLIVAN & WORCESTER, LLP
One Post Office Square
Boston, MA 02109

January 27, 2017
Tecogen Inc.
45 First Avenue
Waltham, MA 02451
Ladies and Gentlemen:
We have acted as tax counsel to Tecogen Inc., a Delaware corporation (“Tecogen”), in connection with the proposed merger of a wholly owned subsidiary of Tecogen with and into American DG Energy Inc., a Delaware corporation (“ADGE”) (such merger, the “Merger”), pursuant to the Agreement and Plan of Merger (the “Agreement”), dated as of November 1, 2016, by and among Tecogen, ADGE and such subsidiary (the “Parties”). At your request, and in connection with the filing of the Form S-4 (the “Registration Statement”), including the proxy statement/prospectus forming a part thereof, we are rendering our opinion concerning certain United States federal income tax matters.
In providing our opinion, we have examined the Agreement, the Registration Statement, the proxy statement/prospectus forming a part thereof, the Merger Agreement, and such other documents as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed that (i) the transaction will be consummated in accordance with the provisions of the Agreement and as described in the Registration Statement (and no transaction or condition described therein and affecting this opinion will be waived by any party); (ii) the statements concerning the transaction and the parties thereto set forth in the Agreement are true, complete and correct, and the Registration Statement is true, complete and correct in all material respects; (iii) the factual statements and representations made by Tecogen in the officer’s certificate dated as of the date hereof and delivered to us for purposes of this opinion (the “Officer’s Certificate”) are true, complete and correct as of the date hereof and will remain true, complete and correct at all times up to and including the Effective Time; (iv) any such statements and representations made in the Officer’s Certificates “to the knowledge of” or “in the belief of” any person or similarly qualified are and will be true, complete and correct without such qualification; and (v) the parties will treat the Merger for United States federal income tax purposes in a manner consistent with the opinions set forth below.
Based upon and subject to the foregoing, under currently applicable United States federal income tax law and subject to the limitations and qualifications set forth herein and therein, we hereby confirm to you that the discussion in the section of the Registration Statement entitled “Material Federal Income Tax Consequences of the Merger” constitute our opinion as to the material United States federal income tax consequences of the Merger to U.S. holders of Tecogen and ADGE common stock.
Our opinion is based on current provisions of the Code, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the transaction, or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied, may affect the continuing validity of our opinion as set forth herein. We assume no responsibility to inform Tecogen or ADGE of any such change or inaccuracy that may occur or come to our attention.
We are furnishing this opinion in connection with the filing of the Registration Statement and this opinion is not to be relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very Truly Your,
/s/ Sullivan and Worcester